Exhibit 99.1
        PRESS RELEASE
For immediate release

                            Contacts:    Michael W. Metcalf, CFO
                                    Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
POWL@alpha-ir.com
312-445-2870

POWELL INDUSTRIES ANNOUNCES FISCAL 2021 SECOND QUARTER RESULTS

HOUSTON — May 4, 2021 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom-engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2021 second quarter ended March 31, 2021.

Fiscal Second Quarter Key Highlights:
•Revenues totaled $119 million;
•Backlog as of March 31, 2021 totaled $437 million;
•Net Loss was $0.2 million, or a $0.02 loss per diluted share;
•Cash and short-term investments as of March 31, 2021 totaled $154 million.

Brett A. Cope, Powell’s Chairman and Chief Executive Officer, stated, “Our consolidated revenues for the second quarter were in-line with our expectations and higher by 11% sequentially. Additionally, we were pleased with our cash performance, generating $6 million of free cash flow during the quarter. New orders in the second quarter were $89 million, consistent with the prior quarter, as macroeconomic conditions continue to create uncertainty across our Industrial end-markets. That was partially offset by the steady growth across our non-Industrial sectors, specifically, revenues from our Utility and Traction customers, which grew 17% and 9%, respectively, compared to last year. I want to acknowledge the hard work of our team, as these results are in spite of the extraordinary winter storm that adversely affected our Houston based facilities for nearly a full week in February.”
Revenues for the second quarter of fiscal 2021 totaled $118.7 million compared to $106.6 million in the first fiscal quarter of 2021 and $151.6 million in the second fiscal quarter of 2020.
New orders in the second quarter totaled $89 million compared to $91 million of new orders in the first quarter of 2021 and $301 million of new orders in the second quarter of fiscal 2020. The $301 million of new orders during the comparable period of the prior year was attributable to the Company’s largest ever Industrial award to support the design, manufacture, integration and testing of a custom-integrated electrical distribution solution for an industrial complex being constructed in the United States. Backlog as of March 31, 2021 totaled $437 million which represents a sequential decline of 6% and compares to $566 million as of March 31, 2020.
Net loss for the second fiscal quarter was $0.2 million, or a $0.02 loss per diluted share, compared to a first fiscal quarter net loss of $0.4 million, or a loss of $0.03 per diluted share. Net income in the second quarter of fiscal 2020 was $7.4 million, or $0.64 per diluted share.

Mr. Cope added, “I am pleased with the level of execution across the company despite the challenging conditions in our core Oil, Gas and Petrochemical markets. We have a strong focus on maximizing productivity while identifying accretive growth opportunities as we continue to work closely with our customers to adapt to the current environment.”

OUTLOOK
Commenting on the Company's outlook, Michael Metcalf, Powell’s Chief Financial Officer said, “Our expectation for a challenging environment across our core Industrial markets throughout the remainder of fiscal 2021 remains unchanged. However, we maintain our positive outlook across our Utility and Traction markets. Additionally, we are encouraged by the prospects of more nascent opportunities for Powell within the energy markets of hydrogen, biofuels and biodiesel, as well as select opportunities in the mining sector. From a cost perspective, we have most recently encountered modest inflationary cost pressure across key commodities such as copper and steel during the second quarter and expect this to continue through the remainder of fiscal 2021. Nonetheless, our balance sheet remains essentially debt-free and we continue to maintain a strong cash position. We remain acutely focused on factors within our control as we navigate the remainder of the year.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, May 5, 2021 at 11:00 a.m. Eastern time. To participate in the conference call, dial 877-270-2148 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 12, 2021. To access the replay, dial 877-344-7529 using a passcode of 10154642#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, liquefied natural gas facilities, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
(In thousands, except per share data)
	(Unaudited)

Revenues	$118,716	$151,570	$225,291	$285,720
Cost of goods sold	101,563	121,885	189,867	234,209
Gross profit	17,153	29,685	35,424	51,511

Selling, general and administrative expenses	16,675	18,573	33,549	35,861
Research and development expenses	1,601	1,783	3,274	3,258
Amortization of intangible assets	44	44	88	88
Operating income (loss)	(1,167)	9,285	(1,487)	12,304

Interest expense	51	60	101	127
Interest income	(47)	(330)	(158)	(711)
Income (loss) before income taxes	(1,171)	9,555	(1,430)	12,888

Income tax provision (benefit)	(946)	2,134	(841)	2,692

Net income (loss)	$(225)	$7,421	$(589)	$10,196

Earnings (loss) per share:
Basic	$(0.02)	$0.64	$(0.05)	$0.88
Diluted	$(0.02)	$0.64	$(0.05)	$0.87

Weighted average shares:
Basic	11,707	11,621	11,690	11,617
Diluted	11,707	11,681	11,690	11,673

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$2,659	$2,644	$5,289	$5,241
Capital Expenditures	$662	$1,080	$1,623	$3,502
Dividends Paid	$3,035	$3,015	$6,063	$6,028

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	September 30, 2020
(In thousands)	(Unaudited)

Assets:

Cash, cash equivalents and short-term investments	$153,945	$178,921

Other current assets	148,843	156,737

Property, plant and equipment, net	113,653	114,372

Long-term assets	24,307	22,248

Total assets	$440,748	$472,278

Liabilities and equity:

Current liabilities	$120,955	$152,947

Long-term debt, net of current maturities	—	400

Deferred and other long-term liabilities	13,461	12,305

Stockholders’ equity	306,332	306,626

Total liabilities and stockholders’ equity	$440,748	$472,278

SELECTED FINANCIAL DATA:

Working capital	$181,833	$182,711